Exhibit 3.1

AIR PRODUCTS AND CHEMICALS, INC.

BYLAWS

AS AMENDED AND RESTATED

Effective 18 July 2013

ARTICLE I

MEETINGS OF STOCKHOLDERS

SECTION 1. Annual Meetings. (a) The annual meeting of the stockholders of Air Products and Chemicals, Inc. (hereinafter called the Corporation) for the election of directors and for the transaction of any other business as may be properly brought before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors (hereinafter called the Board) shall each year fix, which date shall be within thirteen months subsequent to the last annual meeting of stockholders. The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead by held solely by means of remote communication in accordance with Section 211(a)(2) of the Delaware General Corporation Law. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, to the extent authorized by Section 211(a)(2) of the Delaware General Corporation Law, by

means of remote communication (a) participate in a meeting of stockholders, and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication.

(b) To be properly brought before an annual meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary, not more than 120 days or less than 90 days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement of such adjournment or postponement commence a new time period (or change the existing time period) for the giving of a stockholder’s notice as described above. Any such notice by the stockholder shall include (1) a brief description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting, and, in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment; (2) the name and address of the stockholder proposing such business and each other Covered Person (as defined below); (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (4) the name of each person with whom such stockholder or any other Covered Person (as defined below) has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy or consent solicitation made generally by such person to all holders of shares of capital stock of the Corporation), or disposing of any shares of capital stock of the Corporation, or to cooperate in obtaining, changing, or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) or related to any item of business described pursuant to clause (1) above, and a description of each such agreement, arrangement, or understanding; (5) a description of the material interest of the stockholder, each affiliate (as defined under Regulation 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such stockholder, each person described under clause (4) above and each person (if any) nominated by such stockholder in accordance with Article II, Section 2 of these Bylaws for election as a director to the Board (each person described in this clause (5), a “Covered Person”) in each item of business described pursuant to clause (1) above; (6) a list of the class or series and number of shares of capital stock of the Corporation that are owned of record or beneficially by each Covered Person and documentary evidence of such record or beneficial ownership; (7) a list of all derivative securities (as defined under Rule 16a-1 under the Exchange Act) and other derivatives or similar arrangements to which any Covered Person is a counterparty and which relate to any shares of capital stock of the Corporation, a description of all economic terms of each such derivative securities and other derivatives or similar arrangements, and copies of all agreements and other documents relating to each such derivative securities and other derivatives or similar arrangements; (8) a list of all transactions by any Covered Person involving any shares of capital stock of the Corporation or any derivative securities (as defined under Rule 16a-1 under the Exchange Act) or other derivatives or similar arrangements related to any shares of capital stock of the Corporation occurring within 60 days of the date of the notice; (9) all other information that, as of the date of the notice, would be required to be (a) filed on Schedule 13D (including the exhibits thereto) under the Exchange Act by any Covered Person, regardless of whether such Covered Person has publicly filed or is required to file a Schedule 13D containing such information or (b) disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies by any Covered Person in support of any item of business described pursuant to clause (1) above pursuant to Section 14(a) of the Exchange Act; (10) a description of any direct or indirect interest of any Covered Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement, or consulting agreement); (11) a list of any equity interest held by any Covered Person in any principal competitor of the Corporation or any derivative securities (as defined under Rule 16a-1 under the Exchange Act) held by any Covered Person and other derivatives or similar arrangements to which any Covered Person is a counterparty and which relate to any shares of capital stock of any principal competitor of the Corporation, a description of all economic terms of all such derivative securities and other derivatives or similar arrangements, and copies of all agreements and other documents relating to each such derivative securities and other derivatives or similar arrangements; (12) a description of any pending or threatened litigation in which any Covered Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation; and (13) if the stockholder intends to solicit proxies in support of any of such stockholder’s proposals, a representation to that effect. If, after the stockholder has delivered such notice, any information required to be contained in such notice as described in clauses (1) through (13) above changes prior to the date of the relevant annual meeting, such notice shall be deemed to be not in compliance with this

Section 1(b) and not effective unless such stockholder, within three New York Stock Exchange business days of the date of the event causing such change in information, delivers to the Secretary an updated notice containing such change. No business shall be conducted at an annual meeting of stockholders except in accordance with this Section 1(b), and the chairman of any annual meeting of stockholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the stockholder solicits proxies in support of such stockholder’s proposal without such stockholder having made the representation required by clause (13) of the second preceding sentence.

SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes prescribed in the notice of the meeting, may be called at any time by the Chairman of the Board or a majority of the whole Board and shall be held at such place, on such date, and at such time as shall be designated in the notice thereof. At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been specified in the Corporation’s notice of meeting (or any supplement thereto). Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, except that any stockholder may seek to nominate a person for election to the Board at a special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting in compliance with Article II, Section 2 of these Bylaws.

SECTION 3. Notice of Meetings. Each stockholder of record shall be given written notice of each meeting of stockholders, which notice shall state the place, if any, date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; and in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided by law, the notice of any meeting shall be given not less than ten or more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act.

When a meeting of stockholders is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally noticed.

SECTION 4. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, at the principal place of business of the Corporation during normal business hours. The list shall be produced and kept at the time and place of the meeting during the whole time thereof, and be subject to the inspection of any stockholder who may be present. The list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

SECTION 5. Quorum; Adjournment. The holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes at all meetings of the stockholders for the transaction of business unless and except that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting, unless a different period is prescribed by applicable law.

SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman; or, in the absence of the Chairman, by the Chief Executive Officer if separate from the Chairman; or, in the absence of both the Chairman and the Chief Executive Officer, by the presiding director, if any; or, in the absence of the foregoing persons, by a chairman designated by the Board. The Secretary shall act as secretary of the meeting; or, in the absence of the Secretary, an Assistant Secretary shall so act; or, in their absence, the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 7. Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

SECTION 8. Voting and Proxies. Subject to the provisions of the Certificate of Incorporation, at every meeting of the stockholders each stockholder shall be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. No proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. All voting, except on the election of directors and where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefore by a stockholder entitled to vote or the holder of a proxy of such person, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

Unless a greater number of affirmative votes is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or as otherwise required by law or pursuant to any regulation applicable to the Corporation, if a quorum exists at any meeting of stockholders, stockholders shall have approved any matter, other than the election of directors, if the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the matter in favor of such matter exceed the votes cast by such stockholders against such matter. A nominee for director shall be elected to the Board only upon the vote of a majority of the votes cast at a meeting at which a quorum is present, except that a nominee for director shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines, as of the record date for such meeting, that the number of nominees exceeds the number of directors to be elected. For purposes of the foregoing sentence, a majority of the votes cast means that votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

SECTION 9. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.

SECTION 2. Number; Nomination; Qualifications. The number of directors which shall constitute the whole Board shall be fixed from time to time by a vote of the majority of the whole Board. (The term “whole Board” as used in these Bylaws shall mean the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships.)

Nominations of persons for election as directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting may be made by the Board or by any stockholder who is a stockholder of record at the time of giving of the notice of nomination and who complies with the procedures for such nomination specified in this Section 2. Any stockholder of record entitled to vote for the election of directors may nominate a person or persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given in accordance with the procedures for bringing business before an annual meeting set forth in Article I, Section 1(b) of these Bylaws. Each such notice of nomination by the stockholder must include, in addition to all of the information required under Article I, Section 1(b) of these Bylaws: (a) the name and address of the person or persons to be nominated for election as directors by the stockholder; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all agreements, arrangements, or understandings (whether written or oral) between any Covered Person, each nominee and any other person or persons (naming such person or persons) related to the nomination of each nominee that is to be made by the stockholder and all direct and indirect material relationships or other compensation and other material monetary agreements, arrangements and understandings during the past three (3) years between any Covered Person, each nominee and any other such person or persons (naming such person or persons); (d) all information that would be reasonably relevant to a determination by the Board as to whether each nominee proposed by such stockholder is “independent” within the meaning of all applicable securities law and stock exchange requirements; (e) all information that would be relevant to a determination by the Board (or any relevant committee) as to whether each nominee proposed by such stockholder meets any standards for Board membership set forth by the Board (or any committee thereof) in any publicly available documents; (f) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated, or intended to be nominated, by the Board; (g) the consent of each nominee to serve as a director if so elected; and (h) a completed and signed questionnaire, representation and agreement for each nominee as required by the immediately seceding paragraph. If, after the stockholder has delivered such notice, any information required to be contained in such notice as described in clauses (a) through (h) above changes prior to the date of the relevant meeting of shareholders, such notice shall be deemed to be not in compliance with this Section 2 and not effective unless such stockholder, within three New York Stock Exchange business days of the date of the event causing such change in information, delivers to the Secretary an updated notice containing such change. The chairman of any meeting of stockholders to elect directors may refuse to acknowledge the nomination of any person if not made in compliance with the foregoing procedure or if the stockholder solicits proxies in support of such stockholder’s nominee(s) without such stockholder having made the representation required by clause (13) of Article 1, Section 1(b) of these Bylaws.

To be eligible to be a nominee for election or reelection as a director of the Corporation, a proposed nominee must deliver to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been fully disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law; (b) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been fully disclosed to the Corporation; and (c) in such proposed nominee’s individual capacity and on behalf of any person on whose behalf the nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply, with the Corporation’s Corporate Governance Guidelines and Director Code of Conduct, and all other applicable, publicly disclosed conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the Corporation.

SECTION 3. Resignation. Any director may resign at any time by giving written notice of his resignation to the Board, the Chairman of the Board, the Chief Executive Officer, or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time when it is to become effective shall not be specified therein, then it shall take effect when received.

SECTION 4. Newly-Created Directorships and Vacancies. Newly-created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, removal, or other cause shall only be filled as provided in the Certificate of Incorporation of the Corporation.

MEETINGS OF THE BOARD

SECTION 5. Regular Meetings. Regular meetings of the Board shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board and publicized among all directors. A further notice of each regular meeting shall not be required.

SECTION 6. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, by one-third of the directors then in office, or by the presiding director, if any; and shall be held at such place, on such date, and at such time as they or he shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by providing written notice not less than four hours before the scheduled time of such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 7. Telephonic Meetings Permitted. Members of the Board, or any committee designated by the Board, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

SECTION 8. Quorum. At all meetings of the Board one-third (1/3) of the total number of the whole Board, but not less than two (2), shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise provided herein or be required by law. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 9. Organization and Order of Business. At each meeting of the Board, the Chairman of the Board shall act as chairman of and preside at the meeting. If the Chairman is not present, the presiding director shall act as Chairman of and preside at the meeting. If the Chairman of the Board is not the Chief Executive Officer, in the absence of the Chairman and the presiding director, the Chief Executive Officer shall act as chairman of and preside at the meeting. If the Chairman of the Board, the presiding director, and the Chief Executive Officer are not present, any director chosen by majority of the directors present shall act as chairman of and preside at the meeting. The Secretary or, if he shall be absent from such meeting, any person whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof. The order of business at each meeting shall be determined by the chairman of such meeting.

SECTION 10. Director Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee as the case may be, consent thereto in writing, or by electronic transmission, and such writing or transmission is filed with the minutes of proceedings of the Board or committee.

COMMITTEES OF DIRECTORS

SECTION 11. Committees of the Board. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees (including, but not limited to, an Executive Committee), each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise all of the delegable powers of the Board in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.

SECTION 12. Executive Committee. There shall be an Executive Committee, whose membership shall include the Chairman of the Board and, if separate, the Chief Executive Officer, which during the intervals between meetings of the Board shall have all the delegable powers and duties of the Board, except with respect to matters delegated to another committee and except as shall have been otherwise provided by the Board. All action taken by the Executive Committee since the last meeting of the Board shall be reported to the Board at its next meeting.

SECTION 13. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein, required by law, or provided in the resolution creating such Committee. Adequate provision shall be made for notice to members of all meetings; one-third of the members, but not less than two, shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.

SECTION 14. Emergency Bylaws.

(a) This Section shall be applicable during any emergency condition as a result of which a quorum of the Board cannot readily be convened in accordance with the procedures prescribed therefore above. To the extent not in conflict with this Section, the remaining provisions of these Bylaws shall remain in effect during the emergency.

(b) In the event of such an emergency, a special meeting of the Board may be called by any officer or director by any means feasible at the time. In the event a quorum of the Board cannot be obtained for such a meeting, an emergency committee of the Board may be convened.

(c) An emergency committee of the Board shall consist of any members of the Board who are available and able to act and, in the event less than three members of the Board are available and able to act, one or more persons standing highest on the following list who are available and able to act, but not to exceed the number of persons needed to comprise an emergency committee of three:

i.	President if not a member of the Board

ii.	Chief operating officer if not a member of the Board

iii.	Chief financial officer

iv.	General Counsel

v.	Any other member of the Corporate Executive Committee or any successor management committee, in order of seniority.

Each member of the emergency committee thus constituted who is not a director shall continue to act in such capacity until a director or an individual standing higher on the list is available to replace them. The emergency committee shall continue to act until a quorum of the Board is available and able to act. If, at the conclusion of the emergency, the Corporation has less than three directors able to act, the emergency committee shall cause a special meeting of shareholders for the election of directors to be called and held as soon as practicable.

(d) The emergency committee shall have and may exercise all of the powers and authority of the Board, including the power to implement any emergency succession plan for the chief executive officer previously adopted by the Board, to fill a vacancy in any other office of the Corporation or to designate a temporary replacement for any officer of the Corporation who is unavailable, but shall not have the power to fill vacancies in the Board.

(e) A majority of the members of the emergency committee shall constitute a quorum.

(f) Each member of the emergency committee who is not a director shall, during his or her service as such, be entitled to the rights and immunities conferred by the Delaware General Corporation Law, the Corporation’s articles of incorporation, and these Bylaws upon directors of the Corporation.

COMPENSATION OF DIRECTORS

SECTION 15. Compensation. The directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board, of special and standing committees thereof and in connection with other business of the Corporation, and may be paid for their services as directors and as members of such committees as may be determined by resolutions adopted by the Board from time to time. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

ARTICLE III

NOTICES

SECTION 1. Notices. Whenever notice is required to be given to any stockholder, director, officer, or agent, such requirement shall not be construed to mean personal notice.

Whenever notice is required to be given to any stockholder, such notice may in every instance be effectively given by regular or expedited United States mail, recognized courier service for overnight delivery, telegram, cable, telex, or telecopier, facsimile transmission, or by electronic mail or other electronic transmission (if such stockholder has consented to such form of electronic transmission) addressed to such stockholder at his or her address as the same appears on the books of the Corporation, including an electronic mail address at which the stockholder has consented to receive notice. Notice shall be deemed given (i) if by facsimile telecommunication, when directed to the number at which the stockholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice, and (iv) all other instances, when such notice is dispatched.

Any notice required to be given to any director may be given by any of the methods in the foregoing paragraph. Any such notice, other than one which is delivered personally, shall be sent to such post office address, facsimile number, or electronic mail address as such director shall have filed in writing with the Secretary of the Corporation, or, in the absence of such filing, to the last known such address or number of such director. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one (1)

permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

SECTION 2. Waivers. A written waiver of any notice, signed by a stockholder, director, officer, or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE IV

OFFICERS

SECTION 1. Officers Designated.

(a) The officers of the Corporation elected by the Board shall be a Chairman of the Board, who shall be a member of the Board; a Chief Executive Officer, who shall be a member of the Board; a President; one (1) or more Vice Presidents; a Secretary; a General Counsel; a Treasurer; and such other officers as the Board may deem expedient; and such officers shall be elected in such manner and hold their offices for such terms as the Board may prescribe. The Board may assign such additional titles to one (1) or more of the officers as they shall deem appropriate. Any one (1) person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. The Board may from time to time, in its discretion, assign titles, powers, duties, and reporting arrangements for any elected officer. Any office of the Corporation may be left vacant from time to time at the discretion of the Board.

(b) In addition to the officers elected by the Board in accordance with Section 1(a) of this Article IV, the Corporation may have one or more appointed Vice Presidents, Assistant Secretaries, Assistant Treasurers, or other officers, who shall also be officers of the Corporation (each an “Appointed Officer”). Any Appointed Officer may be appointed by the Chief Executive Officer; provided that, any officer who is subject to Section 16 of the Exchange Act must be elected by the Board in accordance with Section 1(a) of this Article IV. The Chief Executive Officer may from time to time, in his or her discretion, assign powers, duties, scope of job responsibilities, and reporting arrangements for any Appointed Officer. Any such Appointed Officer shall have such title, powers, and duties as the person(s) appointing such Appointed Officer may determine, consistent with this Article.

SECTION 2. Tenure, Removal, Resignation, and Vacancies. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected by the Board may be removed at any time by the Board. If the office of any elected officer becomes vacant for any reason, the vacancy may be left vacant or be filled by the Board. Any Appointed Officer may be removed at any time by the Board or the Chief Executive Officer. If the office of any Appointed Officer becomes vacant for any reason, the vacancy may be left vacant or be filled by the Board or the Chief

Executive Officer. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the Corporation.

SECTION 3. Chairman of the Board. The Chairman of the Board may be, but need not be, a person other than the Chief Executive Officer of the corporation. The Chairman of the Board may be, but need not be, an officer or employee of the corporation. The Chairman of the Board shall preside at meetings of the Board and shall establish and oversee preparation of agendas for such meetings, in consultation with the Chief Executive Officer, if separate. The Chairman of the Board shall be an ex-officio member of each of the standing committees of the Board, except for the Executive Committee, of which he shall be a member. The Chairman of the Board shall perform such other duties as shall be determined by the Board.

SECTION 4. Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board, the Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall have such other powers and perform such other duties as are incident to his office or as may be properly required of him by the Board. He may sign, execute, and deliver in the name of the Corporation, certificates for shares of the capital stock of the Corporation any deeds, mortgages, bonds, contracts, or other instruments which the Board shall have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the

Corporation or shall be required by law otherwise to be signed or executed. He may delegate his powers to the President of the Corporation, if any, or otherwise to the extent determined by the Board. He may from time to time appoint, remove, or change members of and discharge one or more advisory committees, each of which shall consist of such number of persons (who may, but need not, be directors or officers of the Corporation), and have such advisory duties as he shall determine.

SECTION 5. President. The President shall be the chief operating officer of the Corporation and, as such, shall be responsible for the principal line operating functions of the Corporation and shall assist the Chief Executive Officer in the discharge of the duties of that office. He shall perform such other duties as shall be assigned to him by the Chief Executive Officer and have such other powers as may be prescribed from time to time by the Board.

SECTION 6. Vice Presidents. The Vice Presidents shall perform such duties as from time to time shall be assigned by the Chief Executive Officer and have such powers as may be prescribed from time to time by the Board.

SECTION 7. General Counsel. The General Counsel shall be the chief legal officer of the Corporation and the head of its legal department. He shall, in general, perform the duties incident to the office of General Counsel and all such other duties as from time to time may be assigned to him by the Chief Executive Officer. In case one or more Associate or Assistant General Counsels shall be appointed, the General Counsel may delegate to them authority to perform such of his duties as he may determine.

SECTION 8. Secretary. The Secretary shall keep records of all of the meetings of the Corporation and of the Board and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform all the duties incident to the office of Secretary and all such other duties as may be assigned to him by the Chief Executive Officer. He shall have custody of the corporate seal of the Corporation and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Board may give general authority to any officer to affix the seal of the Corporation and to attest the affixing by his signature. In case one or more Assistant Secretaries shall be appointed, the Secretary may delegate to them authority to perform such of his duties as he may determine.

SECTION 9. Treasurer. The Treasurer shall have custody of the funds and securities of the Corporation and shall keep regular accounts of receipts and disbursements. He shall deposit all moneys and other valuable effects belonging to the Corporation in accounts established in such depositories as may be designated by the Corporation pursuant to authority granted by the Board. He shall make such disbursement of the funds of the Corporation as are proper and shall render to the Chairman of the Board and the Board, at its regular meetings, or when the Board so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. He shall perform all the duties incident to the office of Treasurer and all such other duties as may be assigned to him by the chief executive officer. In case one or more Assistant Treasurers shall be appointed, the Treasurer may delegate to them authority to perform such of his duties as he may determine.

ARTICLE V

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1. Interpretation, Amendment, and Survival of this Article. The indemnification and advancement rights provided by this Article V shall each be enforceable by each present and former officer and director of the Corporation (hereinafter, an “indemnitee”), shall vest as of the date an indemnitee first performs or performed service as an officer or director, and are contract rights upon which the indemnitee shall be presumed to have relied in determining to serve or continuing to serve in his or her capacity with the Corporation. Neither the amendment or repeal of the indemnification and/or the advancement rights, nor the adoption of any new provision of the Corporation’s Certification of Incorporation or these Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of the indemnification and/or advancement rights in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SECTION 2. Power to Indemnify in Actions, Suits, or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 4 of this

Article V, the Corporation shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, any indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 3. Power to Indemnify in Actions, Suits, or Proceedings by or in the Right of the Corporation. Subject to Section 4 of this Article V, the Corporation shall indemnify any indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue, or matter as to which such indemnitee shall have been adjudged to be liable to the Corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity, and only to the extent of such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 4. Authorization of Indemnification. Any indemnification under this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 2 or Section 3 of this Article V, as the case may be. Such determination shall be made (i) by the Board by a majority vote of directors who were not parties to such action, suit, or proceeding (“disinterested directors”), or (ii) if there are no disinterested directors or if such disinterested directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders; provided that in the event of a Change in Control of the Corporation, any such determination made with respect to conduct occurring before the Change in Control shall be made by independent legal counsel. Notwithstanding the above, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 4 of this Article V, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 2 and 3 of this Article V. The basis of such indemnification by a court shall be a determination by such court that indemnification of the indemnitee is proper in the circumstances because such indemnitee has met the applicable standards of conduct set forth in Section 2 or 3 of this Article V, as the case may be. Neither a contrary determination in the specific case under Section 4 of this Article V nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the indemnitee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. Successful Defense; Partial Indemnification. If any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to an indemnitee, (ii) an adjudication that the indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the indemnitee, (iv) an adjudication that the indemnitee did not act in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, or (v) with respect to any criminal proceeding, an adjudication that the indemnitee had reasonable cause to believe his or her conduct was unlawful, the indemnitee shall be considered for the purposes of this Article V to have been successful with respect thereto.

If an indemnitee is entitled under any provision of this Article V to indemnification by the Corporation for a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by the indemnitee or on the indemnitee’s behalf in connection with any action, suit, proceeding or investigation, or in defense of any claim, issue or matter therein, and any appeal therefrom but not for the total amount thereof, the Corporation shall nevertheless indemnify the indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines, or amounts paid in settlement actually and reasonably incurred to which the indemnitee is entitled.

Section 7. Advance Payment of Expenses. Expenses (including attorneys’ fees) reasonably incurred by the indemnitee in defending a threatened or pending civil, criminal, administrative or investigative action, suit, or proceeding, or in connection with an enforcement action pursuant to Section 8(b) of this Article V, shall be paid by the Corporation in advance of the final disposition of such actions, suit or proceeding within ten (10) days after receipt by the Corporation of (i) the statement or statements described in Section 8(a) from the indemnitee requesting such advance or advances from time to time, and (ii) an undertaking by or on behalf of the indemnitee to repay such amount or amounts, only if, and to the extent that, it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation or, in the case of an enforcement action pursuant to Section 8(b) of this Article V, the indemnitee is not successful in such action. Such undertaking shall be accepted without reference to the financial ability of the indemnitee to make such repayment. Advances shall be made without regard to whether a determination that indemnification is proper has been made in accordance with Section 4. Advances shall be unsecured and interest-free.

Section 8. Procedure

(a) To obtain an advance or final indemnification, an indemnitee shall promptly submit to the Secretary of the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the indemnitee and is reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the indemnitee has requested indemnification.

(b) The Corporation’s determination whether to grant the indemnitee’s advance or final indemnification request shall be made promptly, and in any event within 10 days following receipt of a request for advancement pursuant to Section 7 of this Article V or within 30 days of any other indemnification request. The rights to indemnification and advancement as granted by Section 2, 3, or 7 of this Article V shall be enforceable by the indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or fails to respond within such 10-day period or 30-day period, respectively. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges, and expenses under Section 7 of this Article V) that the indemnitee has not met the standard of conduct set forth in Section 2 or 3 of this Article V, as applicable, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board or one of its committees, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Section 2 or 3 of this Article V, nor the fact that there has been an actual determination by the Corporation (including its Board or one of its committees, its independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has or has not met the applicable standard of conduct. An indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing the indemnitee’s rights to indemnification and advancement, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Corporation.

Section 9. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article V.

Section 10. Certain Definitions. For purposes of this Article V, the following definitions shall apply:

(a) The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

(b) The term “by reason of the fact that the he is or was a director or officer of the Corporation”, shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(c) The term “expenses” shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, and other out-of-pocket costs actually and reasonably incurred by the indemnitee in connection with either the investigation, defense or appeal of an action, suit or proceeding or establishing or enforcing a right to indemnification under this Article V, Section 145 of the General Corporation Law of the State of Delaware, or otherwise.

(d) The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Corporation), as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).

(e) The term “Corporation” shall include, without limitation and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers or agents, so that any person who is or was a director or officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(f) The term “other enterprises” shall include, without limitation, employee benefit plans.

(g) The term “serving at the request of the Corporation” shall include, without limitation, any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries.

(h) The term “Change in Control” of the Corporation shall mean any event or series of events which results in individuals who were members of the Corporation’s Board at the beginning of a two-year period no longer constituting the majority of the Board at the end of the two-year period.

Section 11. Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Corporation shall not be obligated pursuant to this Article:

(a) To indemnify or advance expenses to an indemnitee with respect to an action, suit or proceeding (or part thereof) initiated by the indemnitee, except with respect to an action, suit or proceeding brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Sections 8(b) and 11(b) of this Article V), unless such action, suit, or proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

(b) To indemnify an indemnitee for any expenses incurred by the indemnitee with respect to any action, suit, or proceeding instituted by the indemnitee to enforce or interpret this Article V or any other right to indemnification, unless the indemnitee is successful in establishing the indemnitee’s right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite the indemnitee’s failure to establish their right to indemnification, the indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 11(b) is intended to limit the Corporation’s obligation with respect to the advancement of expenses to an indemnitee in connection with any such action, suit, or proceeding.

(c) To indemnify an indemnitee on account of any proceeding with respect to which final judgment is rendered against the indemnitee for payment or an accounting of profits arising from the purchase or sale by the indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(d) To indemnify or to advance expenses to any indemnitee with respect to service at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise to the extent of any amount the indemnitee receives as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, or other enterprise.

Section 12. Certain Settlement Provisions. The Corporation shall have no obligation to indemnify an indemnitee under this Article for amounts paid in settlement of any action, suit or proceeding without the Corporation’s prior written consent, which shall not be unreasonably withheld. The Corporation shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on the indemnitee without the indemnitee’s prior written consent, which shall not be unreasonably withheld.

Section 13. Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Article shall not be deemed exclusive of any other rights which an indemnitee may have under any provision of law, the Corporation’s Certificate of Incorporation, in any court in which a proceeding is brought, the vote of the Corporation’s stockholders or disinterested directors, agreements, or otherwise, and the indemnitee’s rights hereunder shall continue after the indemnitee has ceased acting as a director or officer of the Corporation and shall inure to the benefit of the heirs, executors, and administrators of the indemnitee.

ARTICLE VI

DELEGATION OF AUTHORITY

SECTION 1. Execution of Documents. The Board shall designate the officers, employees, and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts, and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize such officers, employees, and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees, or agents of the Corporation. Such designation may be by resolution or otherwise, and the authority granted may be general or confined to specific instances, all as the Board may determine.

SECTION 2. Proxies in Respect of Stock or Other Securities of Other Corporations. The Board shall designate the officers of the Corporation who shall have authority to appoint from time to time an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities or interests in any other corporation or business entity and to vote or consent in respect of such stock securities or interests; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney, or other instruments as they may deem necessary or proper in order that the Corporation may exercise such powers and rights.

ARTICLE VII

STOCK

SECTION 1. Certificates of Stock. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, Chief Executive Officer, President, or a Vice President and the Treasurer and/or Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. Where a certificate is countersigned (1) by a transfer agent other than the Corporation or its employee or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar, whether because of death, resignation, or otherwise, before such certificate has been issued or delivered by the Corporation, such certificate may nevertheless be issued and delivered by the Corporation as though the person or persons who signed such certificate or whose facsimile signature has been used thereon had not ceased to be such officer, transfer agent, or registrar. Notwithstanding the foregoing provisions regarding share certificates, the Corporation may provide that, subject to the rights of stockholders under applicable law, some or all of any or all classes or series of the stock may be uncertificated shares.

SECTION 2. Lost, Stolen, or Destroyed Certificates. In the event of loss, theft, or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board may establish concerning proof of such loss, theft, or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

SECTION 3. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 2 of Article VI of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefore.

SECTION 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty nor less than ten days before the date of any meeting of stockholders, nor more than sixty days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given; and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion, or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.

SECTION 5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions, if any, of the Certificate of Incorporation, may be declared by the Board at any regular or special meeting, pursuant to law.

Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

SECTION 2. Reliance Upon Books, Reports, and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 3. Annual Statement. The Board shall present at each annual meeting a full and clear statement of the business and condition of the Corporation.

SECTION 4. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

SECTION 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board.

SECTION 6. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 7. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.

ARTICLE IX

OFFICES AND RECORDS

SECTION 1. Delaware Office. The registered office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

SECTION 2. Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

SECTION 2. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware, except as otherwise required by law, at such place or places as may from time to time be designated by the Board.

ARTICLE X

AMENDMENTS

SECTION 1. Amendments. These Bylaws may be altered or repealed by the vote of a majority of the whole Board, subject to the power of the stockholders to alter or repeal any Bylaw made by the Board. Unless otherwise provided in the Certificate of Incorporation, these Bylaws may also be repealed, altered, or amended; or new Bylaws adopted, at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting.